Exhibit 10-h

Summary of Life Insurance Benefits for Directors and Executives

The Company pays the premiums for life insurance policies on the lives of non-employee Directors. The Board member has the right to designate the beneficiary under the applicable life insurance policy. Each non-employee Director is eligible to receive a $500,000 policy. The policies insuring the non-employee Directors are term life insurance policies, on which there is no build-up in cash value.

In 1993, the Company established as an executive benefit a split dollar life insurance program for certain of the Company’s executive officers. The agreements used for this program are substantially in the form attached hereto. In connection with the split dollar life insurance program, the Company agreed to make premium payments on life insurance policies purchased for the benefit of certain of its executives. The executive officer has the right to designate the beneficiary under the policies. If either party terminates the agreement, the executive must pay the Company the amount of premiums paid by or on behalf of the Company but not more than the cash value of the life insurance policy. Upon the death of an insured executive, the Company is entitled to receive, out of the proceeds of the policy, the amount of its cash investment in the policies. Effective July 30, 2002, in response to the enactment of the Sarbanes-Oxley Act of 2002, the Company stopped paying the premiums associated with the life insurance policies purchased for the split dollar life insurance program. Presently there are split dollar life insurance policies in place for three of the Company’s executives which are expected to pay death benefits aggregating approximately $68 million.

In addition to the insurance benefits described above, the Company provides a $1,000,000 term life insurance benefit for certain senior management employees.

SPLIT DOLLAR INSURANCE AGREEMENT

     SPLIT DOLLAR INSURANCE AGREEMENT dated as of _________by and between _________(the “Owner”) and ADVANTA CORP. (“Company”).

     The parties hereto in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound, agree as follows:

     1. This agreement relates to [insert applicable policy numbers] on the life of [name of exectutive] (“Insured”) issued by [name of insurance company] (“Insurer”). The Policies have been included as part of a split-dollar life insurance arrangement established by the Company on [insert date]. Subject to the conditions hereinafter set forth, the Owner shall be the sole owner of the Policies.

     2. The Company has heretofore and shall continue to pay the portion of the annual premiums on the Policies equal to: (i) the annual net premiums, minus (ii) the value of the death benefits to which the Owner is then entitled, determined by using the lesser of (a) the applicable one-year term premium cost computed under Revenue Ruling 55-747, 1955-2 C.B. 228 (or any superseding ruling thereto) or (b) the applicable premium rates charged by the Insurer for initial issue one-year term insurance. The Owner shall pay to the Company in connection with the Policies, or directly to the Insurer, the amount described in clause (ii) above, and such payments shall continue to be made to the Company notwithstanding the fact that there are no annual net premiums on the Policies or that the Company’s obligation to pay premiums is satisfied by distributions from the Policies. In any year, the “annual net premiums” shall equal the gross premiums less Policy dividends, which are not used to purchase additional insurance. The aggregate of such Company payments, reduced by amounts received by the Company with respect to the Policies, is hereinafter referred to as the Company’s “Cash Investment” in the Policies. The Company shall also pay to or on behalf of [name of executive] a bonus equal to the amount described in clause (ii) above.

     3. In consideration of the payments made pursuant to paragraph 2 hereof, the Company shall receive from the proceeds of the Policies, upon the death of the Insured (or upon the surrender of the Policies during the Insured’s lifetime) an amount equal to the Company’s Cash Investment in the Policies, as calculated under paragraph 2 hereof. The balance of the proceeds, if any, shall be paid as provided by the Owner in the Policies.

     4. To secure the Cash Investment, the Owner shall assign to the Company a security interest in the Policies equal in amount to the Cash Investment and such security interest shall be limited to the Company’s right to receive such amount out of the proceeds of the Policies.

     5. The assignment to the Company provided for in this agreement shall be effectuated by the execution of a Collateral Assignment Agreement substantially in the form attached hereto as Exhibit “A”.

     6. The Owner shall notify the Insurer of the Collateral Assignment Agreement and shall take no action that would impair the security interest of the Company under the Collateral Assignment Agreement.

     7. Each and every right, interest or incident of ownership associated with the Policies which are not expressly assigned to the Company by the Collateral Assignment Agreement shall be retained by the Owner, including, but not limited to, the right to designate and change the beneficiaries of the Policies, the right to transfer the Policies subject to the rights assigned to the Company, the right to surrender the Policies subject to the rights assigned to the Company, and the right to exercise any option provided in the Policies.

     8. Subject to taking notice of the Collateral Assignment Agreement when it is filed at its home office, the Insurer shall have no obligation except as set forth in the Policies. The Insurer shall not be bound to inquire into or take notice of any of the covenants herein contained. Upon the Insured’s death (or upon surrender of the Policies prior to the death of the Insured), the Insurer shall be discharged from its obligations upon payment of the proceeds in accordance with the provisions of the Policies and the Collateral Assignment Agreement and without regard to this agreement or any amendment hereof.

     9. For purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company is the “Named Fiduciary” and “Administrator” within the meaning of sections 402(a) and 3(16)(A) of ERISA, respectively, and the fiduciary for deciding claims. All claims shall be resolved under procedures that comply with regulations promulgated under section 503 of ERISA.

     10. This agreement may be terminated at any time while the Insured is living by written notice thereof by either the Company or the Owner to the other. As of the date of such termination, the Company shall be repaid its Cash Investment solely to the extent of funds available from the Policies, the Company shall have no further rights in the Policies and the Collateral Assignment Agreement shall be terminated.

     11. Amendments may be made to this agreement by a writing signed by each of the parties and attached hereto.

     12. All matters respecting the validity, effect and interpretation of this agreement shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

     13. This agreement shall be binding upon the parties hereto and their successors and assigns.

     IN WITNESS WHEREOF, this agreement has been executed on _________, ___.

ADVANTA CORP.		[OWNER}

By:		By:	(SEAL)

Attest:

[Corporate Seal]

Exhibit A

COLLATERAL ASSIGNMENT AGREEMENT

     COLLATERAL ASSIGNMENT AGREEMENT dated as of _________, by and between _________(“Owner”), and ADVANTA CORP. (“Company”).

     This Agreement relates to [name of insurance company] (“Insurer”) Policy No. _________, (“Policy”) on the life of [name of executive], (“Insured”).

     The parties have entered into a Split Dollar Insurance Agreement (“Insurance Agreement”) relating to this Collateral Assignment Agreement.

     Pursuant to the Insurance Agreement, the Owner has agreed to assign to the Company a security interest in the Policy in order to provide for the payment to the Company of the Cash Investment, as defined in the Insurance Agreement.

     The parties hereto, in consideration of the foregoing and the agreements and covenants hereinafter set forth and intending to be legally bound hereby, agree as follows:

     1. The Owner hereby assigns to the Company a security interest in the Policy in order to secure for the Company the payment of the Cash Investment in the Policy, consisting of the following rights:

          (a) Upon the death of the Insured, the Company shall have the right to receive so much of the proceeds payable under the Policy as is equal to the Cash Investment, determined as of the date of the Insured’s death. The Company may collect such portion of the proceeds directly from the Insurer.

          (b) In the event the Policy is surrendered by the Owner prior to the death of the Insured, the Company shall have the right to receive so much of the proceeds received as is equal to the Cash Investment, determined as of the date of surrender. The Company may collect such portion of the proceeds on surrender of the Policy directly from the Insurer.

     2. The Insurer is authorized to rely solely on the written statement of the Company and the Owner for the exercise of any rights under the Policy assigned herein and as to the amount of the Cash Investment as of any date. The Insurer is hereby authorized to recognize such statement without investigation or the giving of any notice. The written acknowledgment of receipt by the Company for any sums paid to it by the Insurer pursuant to the written statement of the Cash Investment in the Policy shall be a full discharge and release of the Insurer with respect to the Company’s interest in the Policy. Payment of the Cash Investment shall be made to the exclusive order of the Company.

     3. Each and every right, interest or incident of ownership associated with the Policy which is not expressly assigned to the Company by this Collateral Assignment Agreement is retained by the Owner, including, but not limited to, the right to designate and change the beneficiaries of the Policy, the right to transfer the Policy subject to the rights assigned to the Company, the right to surrender the Policy subject to the rights assigned to the Company, and the right to exercise any option provided in the Policy.

     4. Each of the undersigned declares that no proceedings in bankruptcy are pending against it or them and that its or their property is not subject to any assignment for the benefit of creditors.

     5. All matters respecting the validity, effect and interpretation of this Collateral Assignment Agreement shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

     6. This Collateral Assignment Agreement shall be binding upon the parties hereto and their successors and assigns.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on _________, _________.

ADVANTA CORP.		[OWNER]

By:		By:

(SEAL)

Attest:

[Corporate Seal]